EXHIBIT 23.2

CONSENT OF COUNSEL

The Colonial BancGroup, Inc.

We hereby consent to use in this Form S-3 Registration Statement of The Colonial BancGroup, Inc., of our name in the Prospectus, which forms a part of such Registration Statement, to the summarization of our opinion referenced therein, and to the inclusion of our opinion at Exhibit 5.1 of the Registration Statement.

/s/ MILLER, HAMILTON, SNIDER & ODOM, L.L.C.

May 2, 2008